UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 13, 2005

Tripath Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31081	77-0407364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway

San Jose, California 95131

(Address of principal executive offices, including zip code)

(408) 750-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement

On December 13, 2005, Tripath Technology Inc. (the “Company”) terminated its Business Financing Agreement (the “Agreement”) with Bridge Bank, National Association (the “Bank”).

As previously disclosed on the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2005, the Agreement provided for advances from time to time to the Company against eligible receivables at the discretion of the Bank. The Agreement provided for advances against up to $6,000,000 in eligible receivables at a 60% advance rate, such that the aggregate principal amount of the advances outstanding at any time could not exceed $3,600,000. The Agreement provided for a termination fee of $60,000 if the Agreement was terminated prior to August 4, 2006, subject to limited exceptions. The Agreement permitted either the Company or the Bank to terminate the financing of receivables under the Financing Agreement at any time. The Company’s obligations under the Agreement were secured by substantially all of the Company’s assets. The Company was subject to a number of covenants under the Agreement, including restrictions on the ability of the Company to incur additional indebtedness and the requirement that the Company obtain subordinated debt or equity financing of not less than $4,000,000 on or before March 1, 2006 and an additional $3,000,000 on or before June 1, 2006.

As previously disclosed on the Company’s current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2005, the termination of the Agreement or its subordination was a covenant in the Company’s $5 million financing that closed on November 8, 2005.

Pursuant to the terms of the Agreement, the Company is paying a $60,000 termination fee to the Bank to terminate the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tripath Technology Inc.

By:	/s/ Jeffrey L. Garon
Jeffrey L. Garon
Vice President, Finance and Chief Financial Officer

Date: December 15, 2005